SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

August 6, 2003

F&M BANCORP

(Exact name of registrant as specified in its charter)

Commission file number  0-12638

Maryland	52-1316473
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

110 Thomas Johnson Drive

Frederick, Maryland 21702

(Address of principal executive offices) (Zip Code)

(301) 694-4000

(Registrant’s telephone number, including area code)

ITEM 5. Other Event and Regulation FD Disclosure

August 6, 2003

Mercantile Bankshares Corporation - F&M Bancorp Merger

Approved by F&M Bancorp Shareholders

Kaye A. Simmons, Executive VP & Chief Financial Officer

301-694-4000

www.fmbn.com

FREDERICK, MARYLAND, August 6, 2003 — The Special Meeting of Shareholders of F&M Bancorp (Nasdaq: FMBN) was held this morning at the corporate headquarters in Frederick, Maryland.

By an overwhelming vote, 96.9% of shares voting on the Board of Directors proposal to merge with Mercantile Bankshares Corporation of Baltimore, Maryland voted in favor of the merger. The necessary state and federal bank regulators have approved the merger between Mercantile Bankshares Corporation and F&M Bancorp. The merger of the holding companies is scheduled to become official on August 12, 2003. Shareholder elections are due to American Stock Transfer & Trust Company by 5:00 p.m. on Monday, August 11, 2003. After the elections have been compiled, the allocation of the merger consideration that F&M Bancorp shareholders will receive will be announced. This is expected to occur on or about August 15, 2003.

Investors and security holders may obtain a free copy of the proxy statement/prospectus and other documents filed by F&M Bancorp and Mercantile Bankshares Corporation with the SEC at the SEC’s web site at http://www.sec.gov.   In addition, investors and security holders may obtain free copies of the documents filed with the SEC by F&M Bancorp by contacting Kaye Simmons, F&M Bancorp, 110 Thomas Johnson Drive, Frederick, MD 21702, telephone 888-694-4170 or from F&M Bancorp’s website at www.fmbn.com. Investors and security holders may obtain free copies of the documents filed with the SEC by Mercantile Bankshares Corporation by contacting David Borowy, Mercantile Bankshares Corporation, Two Hopkins Plaza, Baltimore, MD 21201, telephone: (410) 237-5900.

F&M Bancorp, with assets in excess of $2 billion, is a bank holding company headquartered in Frederick, Maryland. It’s banking affiliate, Farmers & Mechanics Bank, has 48 community offices in seven counties in Maryland. Farmers & Mechanics Bank’s Hagerstown, MD-based subsidiary, Keller-Stonebraker Insurance, Inc. and its Beltsville, MD-based subsidiary Potomac Basin Group Associates, Inc., provide a full line of consumer and commercial business insurance products. Residential mortgage services are offered through Classic Mortgage. Visit F&M Bancorp on the web at www.fmbn.com

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

August 6, 2003	/s/ KAYE A. SIMMONS
Kaye A. Simmons
Executive Vice President & Chief Financial Officer